Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

Dated as of January 26, 2011

to

INDENTURE

Dated as of April 1, 2003

Between

FIRST BANKS, INC.

as Issuer

and

The Bank of New York Mellon Trust Company, N.A.

As Trustee

8.15% SUBORDINATED DEBENTURES DUE 2033

FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of  January 26, 2011, between First Banks, Inc., a Missouri corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company and the Trustee are parties to that certain Indenture dated as of April 1, 2003 (the “Indenture”), pursuant to which 8.15% subordinated debentures due 2033 (the “Debentures”) have been issued by the Company; and

WHEREAS, Section 11.2 of the Indenture permits the Company and the Trustee, with the consent of the holders (the “Holders”) of the preferred securities (the “Trust Preferred Securities”) issued by First Preferred Capital Trust IV (the “Trust”), to execute one or more supplemental indentures for the purpose of modifying the provisions of the Indenture;

WHEREAS, the Company desires to amend Sections 4.3 and 5.6 of the Indenture, each of which sets forth various restrictions on the Company’s activities during a period in which interest payments are being deferred under the Indenture (a “Deferral Period”), to:

(i)           allow the Company or a subsidiary or affiliate of the Company to issue its capital stock in exchange for or upon conversion of outstanding capital stock of the Company or any subsidiary or affiliate or for outstanding indebtedness of the Company ranking pari passu with or junior to the Debentures during a Deferral Period;

(ii)          permit the Company to exchange any trust preferred securities that it beneficially owns for an equal principal amount of corresponding junior subordinated debentures and then cancel such indebtedness during a Deferral Period; and

(iii)         permit the Company to acquire less than all of any outstanding Debentures or any of the Trust Preferred Securities during a Deferral Period.

           WHEREAS, the Company has obtained the consent of the Holders of not less than a majority in liquidation preference of the Trust Preferred Securities and has delivered to the Trustee evidence satisfactory to the Trustee that such consents have been given and, as of the date hereof, have not been withdrawn or revoked;

WHEREAS, the Company has requested the Trustee join with it in the execution and delivery of this Supplemental Indenture pursuant to Section 11.2 of the Indenture and has delivered to the Trustee board resolutions, an officers’ certificate, and an opinion of counsel;

WHEREAS, all other covenants and conditions precedent, if any, provided for in the Indenture relating to the execution of this Supplemental Indenture have been complied with as of the date hereof with respect to such authorization; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company, in accordance with its terms have been performed, and the execution and delivery of this Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, in compliance with Section 11.2 of the Indenture and in consideration of the covenants contained herein and intending to be legally bound hereby, the Company and the Trustee agree as follows:

ARTICLE 1.
AMENDED SECTIONS

Section 1.1.  Section 4.3 of the Indenture is replaced in its entirety with the following language:

Section 4.3       Limitation on Transactions.  If (i) the Company shall exercise its right to defer payment of interest as provided in Section 4.1; or (ii) there shall have occurred and be continuing any Event of Default, then (a) neither the Company nor any of its Subsidiaries shall declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (A) dividends or distributions in common stock of the Company or such Subsidiary, as the case may be, or any declaration of a non-cash dividend in connection with the implementation of a shareholder rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (B) purchases of common stock of the Company related to the rights under any of the Company’s benefit plans for its directors, officers or employees, (C) as a result of a reclassification of its capital stock for another class of its capital stock, (D) dividends or distributions made by a Subsidiary to the Company, (E) dividends or distributions made by a Subsidiary to a Subsidiary, or (F) as a result of:  (i) any exchange or conversion of any class or series of the Company’s capital stock (or any capital stock of a Subsidiary or Affiliate of the Company) for any class or series of the Company’s capital stock (or any capital stock of a Subsidiary or Affiliate of the Company); or (ii) any exchange or conversion of any class or series of the Company’s indebtedness ranking pari passu with or junior to the Debentures for any class or series of the Company’s capital stock (or any capital stock of a Subsidiary or Affiliate of the Company); (b) neither the Company nor any Subsidiary shall make any payment of principal, interest or premium, if any, or repay, repurchase or redeem any debt securities issued by the Company or any Subsidiary which rank pari passu with (including without limitation the Company’s 9.25% Subordinated Debentures due 2027 issued to First Preferred Capital Trust I, the Company’s 10.24% Subordinated Debentures due 2030 issued to First Preferred Capital Trust II and the Company’s 9.00% Subordinated Debentures due 2031 issued to First Preferred Capital Trust III) or junior to the Debentures or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu with or junior in interest to the Debentures; provided, however, that notwithstanding the foregoing the Company may make payments pursuant to its obligations under the Preferred Securities Guarantee, may redeem or otherwise acquire any such debt securities corresponding to trust preferred securities that are beneficially owned by the Company and are surrendered to the appropriate trustee, and may acquire its outstanding indebtedness in a transaction described in Section 4.3(a)(F) above.  The term “capital stock” as used in this Indenture shall not include the 8.50% Subordinated Debentures due 2028 issued by First Banks America, Inc. to First America Capital Trust or the 8.50% Cumulative Trust Preferred Securities issued by First America Capital Trust.

Section 1.2.  Section 5.6 of the Indenture is replaced in its entirety with the following language:

Section 5.6       Limitation on Transactions.  If Debentures are issued to the Trust or a trustee of the Trust in connection with the issuance of Trust Securities by the Trust and (i) there shall have occurred and be continuing any event that would constitute an Event of Default; (ii) the Company shall be in default with respect to its payment of any obligations under the Preferred Securities Guarantee relating to the Trust; or (iii) the Company shall have given notice of its election to defer payments of interest on such Debentures by extending the interest payment period as provided in this Indenture and such Extension Period, or any extension thereof, shall be continuing, then (a) neither the Company nor any of its Subsidiaries shall declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock (other than (A) dividends or distributions in common stock of the Company or such Subsidiary, as the case may be, or any declaration of a non-cash dividend in connection with the implementation of a shareholder rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (B) purchases of common stock of the Company related to the rights under any of the Company’s benefit plans for its directors, officers or employees, (C) as a result of a reclassification of its capital stock, (D) dividends or distributions made by a Subsidiary to the Company, (E) dividends or distributions made by a Subsidiary to a Subsidiary, or (F) as a result of:  (i) any exchange or conversion of any class or series of the Company’s capital stock (or any capital stock of a Subsidiary or Affiliate of the Company) for any class or series of the Company’s capital stock (or any capital stock of a Subsidiary or Affiliate of the Company); or (ii) any exchange or conversion of any class or series of the Company’s indebtedness ranking pari passu with or junior to the Debentures for any class or series of the Company’s capital stock (or any capital stock of a Subsidiary or Affiliate of the Company); (b) neither the Company nor any Subsidiary shall make any payment of principal, interest or premium, if any, or repay, repurchase or redeem any debt securities issued by the Company or any Subsidiary which rank pari passu with (including without limitation the Company’s 9.25% Subordinated Debentures due 2027 issued to First Preferred Capital Trust I, the Company’s 10.24% Subordinated Debentures due 2030 issued to First Preferred Capital Trust II, the Company’s 9.00% Subordinated Debentures due 2031 issued to First Preferred Capital Trust III, the Company’s Floating Rate Junior Subordinated Debt Securities due 2032 issued to First Bank Capital Trust, and the First Banks America, Inc. 8.50% Subordinated Debentures due 2028 issued to First America Capital Trust) or junior in interest to the Debentures; provided, however, that the Company may make payments pursuant to its obligations under the Preferred Securities Guarantee, may redeem or otherwise acquire such debt securities corresponding to any trust preferred securities that are beneficially owned by the Company and are surrendered to the appropriate trustee, and may acquire its outstanding indebtedness in a transaction described in Section 5.6(a)(F) above.

ARTICLE 2.
MISCELLANEOUS

Section 2.1.  Ratification of Indenture.  The Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 2.2.  Separability.  In case any one or more of the provisions contained in the Indenture or this First Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of the Indenture or this First Supplemental Indenture, but the Indenture and this First Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 2.3.  Concerning the Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, or with respect to any document used in connection with the solicitation of consents from the Holders of Trust Preferred Securities or the consents for such Holders, all of which recitals are made solely by the Company.  All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of the First Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

Section 2.4.  Governing Law.  This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of Missouri, without regard to conflict of law principles thereof.

Section 2.5.  Successors and Assigns. This First Supplemental Indenture shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto and the Holders of any Trust Preferred Securities or Debentures then outstanding.

Section 2.6.  Headings. The headings used in this First Supplemental Indenture are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this First Supplemental Indenture.

Section 2.7.  Counterparts. This First Supplemental Indenture may be executed in several counterparts, each of which shall be an original and all of which shall constitute one and the same instrument.

Section 2.8.  Definitions. Capitalized terms used herein and not otherwise defined herein shall have the same meanings assigned to such terms as in the Indenture.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, as of the day and year first above written.

FIRST BANKS, INC.

By:	/s/ Terrance M. McCarthy

Name:	Terrance M. McCarthy

Title:	President and Chief Executive
Officer

THE BANK OF NEW YORK
MELLON TRUST COMPANY, N.A.,
as Trustee

By:	/s/ M. Callahan

Name:	M. Callahan

Title:	Vice President